April 22, 2011

To the Shareholders, Clients, and Co-workers of United Bancorp, Inc.:

We are pleased to report net income of $359,000 for the first quarter of 2011 for United Bancorp, Inc. The earnings for the most recent quarter represent our second profitable quarter of the last three quarters. Our ongoing proactive efforts to resolve nonperforming loans, improving economic conditions and the Company’s diverse income stream all contributed to our positive earnings for the first quarter of 2011, as well as the favorable trends of recent quarters.

Our core earnings, as measured by pre-tax, pre-provision return on average assets, remained strong, and the Company and United Bank & Trust continued to exceed the capital levels required by its regulators.

The enclosed press release details our financial results for the most recent quarter, and we encourage you to review it for more in-depth financial information. We also encourage you to contact us with your questions or comments.

On a personal note, this is the last letter I will be sending as Chairman of United, as I will be retiring from the Board effective with this month’s annual meeting of shareholders. I would like to take this opportunity to thank each of you as shareholders, clients and co-workers for your support, encouragement and dedication to United.
Sincerely,

David S. Hickman	Robert K. Chapman
Chairman of the Board	President and Chief Executive Officer

United Bancorp, Inc. • Post Office Box 1127 • 2723 South State Street • Ann Arbor,  Michigan  48104 • Phone 734.214.3700